AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PROVIDENT FINANCIAL SERVICES, INC.

AND

FIRST MORRIS BANK AND TRUST

OCTOBER 15, 2006

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions.	1
ARTICLE II THE MERGER		6
2.1.	Merger.	6
2.2.	Closing; Effective Time.	7
2.3.	Certificate of Incorporation and Bylaws.	7
2.4.	Directors and Officers of Surviving Corporation.	7
2.5.	Additional Director.	7
2.6.	Effects of the Merger.	7
2.7.	Tax Consequences.	7
2.8.	Possible Alternative Structures.	8
2.9.	Additional Actions.	8
ARTICLE III CONVERSION OF SHARES		8
3.1.	Conversion of FMBT Common Stock; Merger Consideration.	8
3.2.	Election Procedures.	10
3.3.	Procedures for Exchange of FMBT Common Stock.	13
3.4.	Reservation of Shares.	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FMBT		15
4.1.	Standard.	15
4.2.	Organization.	15
4.3.	Capitalization.	16
4.4.	Authority; No Violation.	16
4.5.	Consents.	17
4.6.	Financial Statements.	18
4.7.	Taxes.	18
4.8.	No Material Adverse Effect.	19
4.9.	Material Contracts; Leases; Defaults.	19
4.10.	Ownership of Property; Insurance Coverage.	20
4.11.	Legal Proceedings.	21
4.12.	Compliance With Applicable Law.	21
4.13.	Employee Benefit Plans.	22
4.14.	Brokers, Finders and Financial Advisors.	24
4.15.	Environmental Matters.	24
4.16.	Loan Portfolio.	26
4.17.	Securities Documents.	27
4.18.	Related Party Transactions.	27
4.19.	Deposits.	27
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	27
4.21.	Registration Obligations.	28
4.22.	Risk Management Instruments.	28
4.23.	Fairness Opinion.	28
4.24.	Intellectual Property.	28
4.25.	Trust Accounts	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFS		29
5.1.	Standard.	29

(i)

5.2.	Organization.	29
5.3.	Capitalization.	30
5.4.	Authority; No Violation.	30
5.5.	Consents.	31
5.6.	Financial Statements.	32
5.7.	Taxes.	32
5.8.	No Material Adverse Effect.	33
5.9.	Ownership of Property; Insurance Coverage.	33
5.10.	Legal Proceedings.	33
5.11.	Compliance With Applicable Law.	34
5.12.	Employee Benefit Plans.	35
5.13.	Environmental Matters.	36
5.14.	Loan Portfolio.	37
5.15.	Securities Documents.	37
5.16.	Deposits.	37
5.17.	Antitakeover Provisions Inapplicable.	37
5.18.	Risk Management Instruments.	37
5.19.	Brokers, Finders and Financial Advisors.	38
5.20.	Trust Accounts	38
5.21.	PFS Common Stock	38
5.22.	Intentionally Blank	38
5.23.	Material Contracts	38
5.24.	Intellectual Property	38
ARTICLE VI COVENANTS OF FMBT		39
6.1.	Conduct of Business.	39
6.2.	Current Information.	43
6.3.	Access to Properties and Records.	44
6.4.	Financial and Other Statements.	45
6.5.	Maintenance of Insurance.	45
6.6.	Disclosure Supplements.	45
6.7.	Consents and Approvals of Third Parties.	45
6.8.	All Reasonable Efforts.	46
6.9.	Failure to Fulfill Conditions.	46
6.10.	No Solicitation.	46
6.11.	Reserves and Merger-Related Costs.	47
ARTICLE VII COVENANTS OF PFS		47
7.1.	Conduct of Business.	47
7.2.	Financial and Other Statements.	48
7.3.	Disclosure Supplements.	48
7.4.	Consents and Approvals of Third Parties.	48
7.5.	All Reasonable Efforts.	48
7.6.	Failure to Fulfill Conditions.	48
7.7.	Employee Benefits; Advisory Board.	48
7.8.	Directors and Officers Indemnification and Insurance.	50
7.9.	Stock Listing.	52
7.10.	Stock and Cash Reserve.	52

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		52
8.1.	Meeting of Stockholders.	52
8.2.	Proxy Statement-Prospectus; Merger Registration Statement.	53
8.3.	Regulatory Approvals.	54
8.4.	Affiliates.	54
ARTICLE IX CLOSING CONDITIONS		54
9.1.	Conditions to Each Party’s Obligations under this Agreement.	54
9.2.	Conditions to the Obligations of PFS under this Agreement.	55
9.3.	Conditions to the Obligations of FMBT under this Agreement.	56
ARTICLE X THE CLOSING		57
10.1.	Time and Place.	57
10.2.	Deliveries at the Pre-Closing and the Closing.	57
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		57
11.1.	Termination.	57
11.2.	Effect of Termination.	62
11.3.	Amendment, Extension and Waiver.	63
ARTICLE XII MISCELLANEOUS		63
12.1.	Confidentiality.	63
12.2.	Public Announcements.	63
12.3.	Survival.	63
12.4.	Notices.	64
12.5.	Parties in Interest.	65
12.6.	Complete Agreement.	65
12.7.	Counterparts.	65
12.8.	Severability.	65
12.9.	Governing Law.	65
12.10.	Interpretation.	65
12.11.	Specific Performance.	66

Exhibit A	Form of Voting Agreement
Exhibit B	Affiliates Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 15, 2006, by and between Provident Financial Services, Inc., a Delaware corporation (“PFS”), and First Morris Bank and Trust, a New Jersey Bank (“FMBT”).

WHEREAS, the Board of Directors of each of PFS and FMBT (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, FMBT will merge with and into The Provident Bank, a wholly owned subsidiary of PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS to enter into this Agreement, each of the directors of FMBT have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of FMBT owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the Department and the FRB, which regulates The Provident Bank or FMBT, or any of their respective holding companies or subsidiaries, as the case may be.

“Certificate” shall mean a certificate evidencing shares of FMBT Common Stock.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by PFS, and reasonably acceptable to FMBT, which shall act as agent for PFS in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“First Morris Bank and Trust” or “FMBT” shall mean First Morris Bank and Trust, a New Jersey chartered stock bank, with its principal offices located at 250 Madison Avenue, Morristown, New Jersey 07962.

“FMBT Common Stock” shall mean the common stock, par value $3.33 per share, of FMBT.

“FMBT DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by FMBT to PFS specifically referring to the appropriate section of this Agreement.

“FMBT Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of FMBT as of December 31, 2005 and 2004 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FMBT for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in FMBT’s annual report for the year ended December 31, 2005 and (ii) the unaudited interim consolidated financial statements of FMBT as of the end of each calendar quarter following December 31, 2005 and for the periods then ended.

“FMBT Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“FMBT Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FMBT.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

“Material Adverse Effect” shall mean, with respect to PFS or FMBT, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and its Subsidiaries taken as a whole, or FMBT and its Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either PFS, on the one hand, or FMBT, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (e) any change in the value of the securities portfolio of PFS or FMBT, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole, (g) any charge or reserve taken by FMBT at the request of PFS pursuant to Section 6.11 of this Agreement, or (h) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of PFS and its subsidiaries pursuant to the employment agreements, plans and other arrangements described in Section 7.7 of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of FMBT with and into The Provident Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or PFS Common Stock, or combination thereof, in an aggregate per share amount to be paid by PFS for each share of FMBT Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of FMBT Common Stock in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NYSE” shall mean the New York Stock Exchange.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 830 Bergen Avenue, Jersey City, New Jersey 07306.

“PFS Common Stock” shall mean the common stock, par value $.01 per share, of PFS.

“PFS DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by PFS to FMBT specifically referring to the appropriate section of this Agreement.

“PFS Stock Benefit Plans” shall mean the 2003 Stock Option Plan and the 2003 Stock Award Plan.

“PFS Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of PFS as of December 31, 2005 and 2004 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in PFS’s annual report for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by PFS in its Securities Documents.

“PFS Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PFS or The Provident Bank.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC or the Department.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean June 30, 2007.

“The Provident Bank” shall mean The Provident Bank, a New Jersey chartered stock savings bank, with its principal offices located at 830 Bergen Avenue, Jersey City, New Jersey 07306, which is a wholly owned subsidiary of PFS.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) FMBT shall merge with and into The Provident Bank, with The Provident Bank as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of FMBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FMBT shall be vested in and assumed by The Provident Bank. As part of the Merger, each share of FMBT Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than five business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of FMBT, or (iii) at such other date or time upon which PFS and FMBT mutually agree (the “Closing”); provided, however, that in no event shall the Closing occur prior to February 1, 2007. The Merger shall be effected by the filing of a certificate of merger with the Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Department, or as otherwise stated in the certificate of merger, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of The Provident Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of The Provident Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers of The Provident Bank immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director.

At the Effective Time, the Board of Directors of PFS, or the nominating and governance committee thereof, shall appoint to the Board of Directors of PFS, one person who is a director of FMBT.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the

Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, FMBT nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. PFS and FMBT each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time PFS shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinions contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of FMBT Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions.

If, at any time after the Effective Time, PFS or The Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of FMBT, or (ii) otherwise carry out the purposes of this Agreement, FMBT and its officers and directors shall be deemed to have granted to PFS and The Provident Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS or The Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of FMBT or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS and The Provident Bank are authorized in the name of FMBT or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of FMBT Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS and The Provident Bank, FMBT or the holders of any of the shares of FMBT Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of FMBT Common Stock held in the treasury of FMBT and each share of FMBT Common Stock owned by PFS or any direct or indirect wholly owned subsidiary of PFS or of FMBT immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of FMBT Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $39.75 in cash (the “Cash Consideration”); or (ii) 2.1337 shares (the “Exchange Ratio”) of PFS Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of FMBT Common Stock the holder of which has perfected his right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. FMBT shall give PFS prompt notice upon receipt by FMBT of any such demands for payment of the fair value of such shares of FMBT Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and PFS shall have the right to participate in all negotiations and proceedings with respect to any such demands. FMBT shall not, except with the prior written consent of PFS, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FMBT Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of FMBT Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of FMBT Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.7. In the event PFS changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PFS Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to PFS Common Stock if PFS issues additional shares of PFS Common Stock and receives fair market value consideration for such shares.

3.2. Election Procedures.

3.2.1. Holders of FMBT Common Stock may elect to receive shares of PFS Common Stock or cash (in either case without interest) in exchange for their shares of FMBT Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 50% of the total number of shares of FMBT Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of FMBT Common Stock shall be converted into the Cash Consideration. Shares of FMBT Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of FMBT Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of FMBT Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of FMBT Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of PFS Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as FMBT and PFS shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as PFS and FMBT shall mutually agree (the “Mailing Date”) to each holder of record of FMBT Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of FMBT Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s FMBT Common Stock and the Cash Consideration for the remaining part of such holder’s FMBT Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or PFS Common Stock for such shares (a “Non-Election”). A holder of record of shares of FMBT Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FMBT Common Stock held by such Representative for a particular beneficial owner. Any shares of FMBT Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of PFS Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as PFS and FMBT may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. FMBT shall make available up to two separate Election Forms, or such additional Election Forms as PFS may permit, to all persons who become holders (or beneficial owners) of FMBT Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. FMBT shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FMBT Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an FMBT stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of FMBT Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. PFS shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.7 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.7 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.7 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. Notwithstanding anything in this Article III to the contrary, if the aggregate value of the Stock Consideration to be delivered as of the Effective Time less the amount of cash paid in lieu of fractional shares of PFS Common Stock pursuant to Section 3.2.7 (the “Stock Value”) is less than 42.5% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time, plus (ii) the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus (iii) cash paid to holders of Dissenting Shares, plus (iv) the value of any consideration paid by PFS or any of its Subsidiaries (or any “related person” to PFS or any of its Subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of FMBT Common Stock prior to the Effective Time (such sum, the “Aggregate Value”), then PFS may reduce the number of shares of outstanding FMBT Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of FMBT Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to cause the Stock Value to equal 42.5% of the Aggregate Value.

3.2.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PFS. In lieu of the issuance of any such fractional share, PFS shall pay to each former holder of FMBT Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of FMBT Common Stock owned by a FMBT stockholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such FMBT stockholder.

3.3. Procedures for Exchange of FMBT Common Stock.

3.3.1. PFS to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FMBT Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of PFS Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of FMBT Common Stock) (such cash and certificates for shares of PFS Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. PFS shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FMBT Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of FMBT) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of FMBT common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding FMBT Common Stock shall have no rights, after the Effective Time, with respect to such FMBT Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of FMBT of the FMBT Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, PFS shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to PFS (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither PFS nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFS, the posting by such person of a bond in such amount as PFS may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FMBT Common Stock such amounts as the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FMBT Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

PFS shall reserve for issuance a sufficient number of shares of the PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the FMBT stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FMBT

FMBT represents and warrants to PFS that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the FMBT DISCLOSURE SCHEDULE delivered by FMBT to PFS on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. FMBT has made a good faith effort to ensure that the disclosure on each schedule of the FMBT DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FMBT DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Standard.

No representation or warranty of FMBT contained in this Article IV shall be deemed untrue or incorrect, and FMBT shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.6, 4.13.9, 4.13.10, 4.13.11 and 4.13.13, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. First Morris Bank and Trust is a New Jersey chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of First Morris Bank and Trust are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Morris Bank and Trust when due. First Morris Bank and Trust is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.2. FMBT DISCLOSURE SCHEDULE 4.2.2 sets forth each FMBT Subsidiary. Each FMBT Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.3. The respective minute books of FMBT and each other FMBT Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.4. Prior to the date of this Agreement, FMBT has made available to PFS true and correct copies of the certificate of incorporation or charter and bylaws of FMBT and each other FMBT Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of FMBT consists of 3,919,620 shares of FMBT Common Stock, of which 3,121,774 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 24,868 shares of FMBT Common Stock held by FMBT as treasury stock. Neither FMBT nor any FMBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FMBT Common Stock, or any other security of FMBT or any securities representing the right to vote, purchase or otherwise receive any shares of FMBT Common Stock or any other security of FMBT.

4.3.2. FMBT owns all of the capital stock of the FMBT Subsidiaries, free and clear of any lien or encumbrance. Except for the FMBT Subsidiaries and as set forth in FMBT Disclosure Schedule 4.2.2, FMBT does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To FMBT’s Knowledge, except as set forth on FMBT DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FMBT Common Stock, except for equity interests held in the investment portfolios of FMBT or its Subsidiary, equity interests held by any FMBT Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of FMBT or its Subsidiaries, including stock in the FHLB.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FMBT’s stockholders may vote has been issued by FMBT and are outstanding.

4.4. Authority; No Violation.

4.4.1. FMBT has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by FMBT’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FMBT and the completion by FMBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FMBT. This Agreement has been duly and validly executed and delivered by FMBT, and subject to approval by the stockholders of FMBT and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of FMBT, enforceable against FMBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by PFS with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by FMBT, (B) subject to receipt of Regulatory Approvals, and FMBT’s and PFS’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FMBT, the consummation of the transactions contemplated hereby, and (C) compliance by FMBT with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of FMBT or any FMBT Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FMBT or any FMBT Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FMBT or FMBT Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FMBT or FMBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FMBT and the FMBT Subsidiaries taken as a whole.

4.5. Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of FMBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to FMBT’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FMBT, and the completion by FMBT of the Merger. FMBT has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. FMBT has previously made available to PFS the FMBT Financial Statements. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.6.1, the FMBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FMBT and the FMBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as would be permitted by interim period financial statements under SEC Regulation S-X.

4.6.2. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the FMBT Financial Statements, FMBT did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FMBT Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7. Taxes.

FMBT and the FMBT Subsidiaries that are at least 80 percent owned by FMBT are members of the same affiliated group within the meaning of Code Section 1504(a). FMBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to FMBT and each Significant Subsidiary of FMBT on or prior to the Closing Date, taking into account any extensions (all such returns, to FMBT’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FMBT and any Significant Subsidiary of FMBT by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, FMBT has received no written notice of, and to FMBT’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FMBT or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where FMBT or any of its Significant Subsidiaries do not file tax returns that FMBT or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.7, FMBT and its Significant

Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FMBT and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FMBT and each of its Significant Subsidiaries, to FMBT’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

FMBT and the FMBT Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2005 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FMBT and the FMBT Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.1, neither FMBT nor any FMBT Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of FMBT or any FMBT Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FMBT or any FMBT Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FMBT or any FMBT Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by FMBT or any FMBT Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FMBT or any FMBT Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS or any PFS Subsidiary; (vi) any other agreement, written or oral, that obligates FMBT or any FMBT Subsidiary for the payment of more than $100,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FMBT or any FMBT Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in FMBT DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FMBT nor any FMBT Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to PFS on or before the date hereof, are listed on FMBT DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FMBT or any FMBT Subsidiary is a party or under which FMBT or any FMBT Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FMBT or any FMBT Subsidiary or upon the occurrence of a subsequent event; or (y) requires FMBT or any FMBT Subsidiary to provide a benefit in the form of FMBT Common Stock or determined by reference to the value of FMBT Common Stock.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.10.1, FMBT and each FMBT Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FMBT or each FMBT Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent FMBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an FMBT Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FMBT and the FMBT Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FMBT and the FMBT Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FMBT Financial Statements.

4.10.2. With respect to all material agreements pursuant to which FMBT or any FMBT Subsidiary has purchased securities subject to an agreement to resell, if any, FMBT or such FMBT Subsidiary, as the case may be, has a lien or security interest (which to FMBT’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. FMBT and each Significant Subsidiary of FMBT currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FMBT nor any Significant Subsidiary of FMBT has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FMBT or any Significant Subsidiary of FMBT under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FMBT and each Significant Subsidiary of FMBT has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FMBT DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by FMBT and each Significant Subsidiary of FMBT as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in FMBT DISCLOSURE SCHEDULE 4.11, neither FMBT nor any FMBT Subsidiary is a party to any, and there are no pending or, to FMBT’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FMBT or any FMBT Subsidiary, (ii) to which FMBT or any FMBT Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FMBT to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To FMBT’s Knowledge, each of FMBT and each FMBT Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FMBT nor any FMBT Subsidiary has received any written notice to the contrary.

4.12.2. Each of FMBT and each FMBT Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FMBT, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3. For the period beginning January 1, 2005, neither FMBT nor any FMBT Subsidiary has received any written notification or, to FMBT’s Knowledge, any other communication from any Bank Regulator (i) asserting that FMBT or any FMBT Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FMBT or any FMBT Subsidiary; (iii) requiring or threatening to require FMBT or any FMBT Subsidiary, or indicating that FMBT or any FMBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FMBT or any FMBT Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of FMBT or any FMBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither FMBT nor any FMBT Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to FMBT as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1. FMBT DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by FMBT or any FMBT Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of FMBT or any FMBT Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.1, neither FMBT nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, FMBT has made available to PFS true and correct copies of the Compensation and Benefit Plans. There are no available or outstanding unvested or unexercised options or awards under any FMBT Compensation and Benefit Plan.

4.13.2. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.2, all FMBT Compensation and Benefit Plans that are subject to Section 409A have been amended, to the extent necessary, to comply with that Section.

4.13.3. FMBT has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4. Intentionally omitted.

4.13.5. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.5, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FMBT or any FMBT Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FMBT’s consolidated financial statements to the extent required by GAAP. FMBT and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.6. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.6, neither FMBT nor any FMBT Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.6, there has been no communication to employees by FMBT or any FMBT Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.7. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.7, FMBT and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

4.13.8. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.8, with respect to each Compensation and Benefit Plan, if applicable, FMBT has provided or made available to PFS copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

4.13.9. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

4.13.10. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.10, neither FMBT nor any FMBT Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.11. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.11, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of FMBT or any FMBT Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.12. There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.13. FMBT DISCLOSURE SCHEDULE 4.13.13 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FMBT or any FMBT Subsidiary for the benefit of officers, employee or directors of FMBT or any FMBT Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated as of January 1, 2007 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14. Brokers, Finders and Financial Advisors.

Neither FMBT nor any FMBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe, Bruyette & Woods, Inc., a copy of which is attached in FMBT DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in FMBT DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to FMBT and each FMBT Subsidiary:

(A) Each of FMBT and the FMBT Subsidiaries, the Participation Facilities, and, to FMBT’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) FMBT has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FMBT’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the FMBT Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the FMBT Subsidiaries or any Participation Facility;

(C) FMBT has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FMBT’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FMBT or any of the FMBT Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To FMBT’s Knowledge, the properties currently owned or operated by FMBT or any FMBT Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither FMBT nor any FMBT Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To FMBT’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FMBT or any of the FMBT Subsidiaries or any Participation Facility, and to FMBT’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FMBT or any of the FMBT Subsidiaries or any Participation Facility; and

(G) To FMBT’s Knowledge, during the period of (s) FMBT’s or any of the FMBT Subsidiaries’ ownership or operation of any of their respective current properties or (t) FMBT’s or any of the FMBT Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FMBT’s Knowledge, prior to the period of (x) FMBT’s or any of the FMBT Subsidiaries’ ownership or operation of any of their respective current properties or (y) FMBT’s or any of the FMBT Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility”

means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in the notes to FMBT’s audited consolidated statement of financial condition at December 31, 2005 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in FMBT’s Securities Documents for periods ending after December 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2. FMBT DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified FMBT or any other FMBT Subsidiary during the past twelve months of, or has asserted against FMBT or any other FMBT Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of FMBT, each borrower, customer or other party which has given FMBT or any other FMBT Subsidiary any oral notification of, or orally asserted to or against FMBT or any other FMBT Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FMBT or any other FMBT Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $250,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $250,000 that have been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of FMBT and the FMBT Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FMBT’s or the appropriate FMBT Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in FMBT DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of FMBT, the loans, discounts and the accrued interest reflected on the books of FMBT and the FMBT Subsidiaries are subject to no defenses, set-offs or counterclaims

(including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by FMBT or the appropriate FMBT Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Securities Documents.

FMBT has made available to PFS copies of all annual reports provided to its stockholders for the years ended December 31, 2005, 2004 and 2003, and any proxy materials used in connection with its meetings of stockholders held in 2006, 2005 and 2004.

4.18. Related Party Transactions.

Except as set forth in FMBT DISCLOSURE SCHEDULE 4.18, neither FMBT nor any FMBT Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FMBT or any FMBT Subsidiary. Except as described in FMBT’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FMBT or any FMBT Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to FMBT’s loan modification policy that is applicable to all Persons. Neither FMBT nor any FMBT Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FMBT is inappropriate.

4.19. Deposits.

None of the deposits of any FMBT Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of FMBT Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law.

4.21. Registration Obligations.

Neither FMBT nor any FMBT Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FMBT’s own account, or for the account of one or more of FMBT’s Subsidiaries or their customers (all of which are set forth in FMBT DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FMBT and each FMBT Subsidiary, with counterparties believed to be financially responsible at the time; and to FMBT’s and each FMBT Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of FMBT or such FMBT Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FMBT nor any FMBT Subsidiary, nor, to the Knowledge of FMBT, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

FMBT has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of FMBT pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

FMBT and each Significant Subsidiary of FMBT owns or, to FMBT’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither FMBT nor any Significant Subsidiary of FMBT has received any notice of conflict with respect thereto that asserts the rights of others. FMBT and each Significant Subsidiary of FMBT have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.25. Trust Accounts

FMBT and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FMBT nor any FMBT Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS

PFS represents and warrants to FMBT that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS DISCLOSURE SCHEDULE delivered by PFS to FMBT on the date hereof. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PFS DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1. Standard.

No representation or warranty of PFS contained in this Article V shall be deemed untrue or incorrect, and PFS shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. PFS has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. The Provident Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of The Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. PFS DISCLOSURE SCHEDULE 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary (other than The Provident Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of PFS and each PFS Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, PFS has made available to FMBT true and correct copies of the certificate of incorporation or charter and bylaws of PFS and The Provident Bank and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of 200,000,000 shares of PFS Common Stock, of which 64,299,907 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“PFS Preferred Stock”), none of which are outstanding. There are 15,579,110 shares of PFS Common Stock held by PFS as treasury stock. Neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS, other than shares issuable under the PFS Stock Benefit Plans.

5.3.2. PFS owns all of the capital stock of The Provident Bank free and clear of any lien or encumbrance. Either PFS or The Provident Bank owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of PSB Funding Corporation, PFS owns 100% of the common securities and less than 100% of the preferred securities.

5.3.3. Except as set forth in PFS DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of PFS, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock, except for equity interests held in the investment portfolios of PFS or its subsidiaries, equity interests held by any PFS Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of PFS or its Subsidiaries, including stock in the FHLB.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PFS’s stockholders may vote has been issued by PFS and are outstanding.

5.4. Authority; No Violation.

5.4.1. PFS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and the completion by PFS of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PFS, and no other corporate proceedings on the part of PFS are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by PFS, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof, constitutes the valid and binding obligations of PFS and The Provident Bank, enforceable against PFS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. (A) The execution and delivery of this Agreement by PFS, (B) subject to receipt of the Regulatory Approvals, and compliance by FMBT and PFS with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FMBT, the consummation of the transactions contemplated hereby, and (C) compliance by PFS with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary or the charter and bylaws of The Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS, The Provident Bank or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.5. Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of FMBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PFS, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by PFS and the completion by PFS of the Merger. PFS has no reason to believe that (i) any Regulatory

Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6. Financial Statements.

5.6.1. PFS has previously made available to FMBT the PFS Financial Statements. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the PFS Financial Statements, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7. Taxes.

PFS and the PFS Subsidiaries that are at least 80 percent owned by PFS are members of the same affiliated group within the meaning of Code Section 1504(a). PFS has duly filed all federal, state and material local tax returns required to be filed by or with respect to PFS and each Significant Subsidiary of PFS on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of PFS, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from PFS and any Significant Subsidiary of PFS by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PFS has received no notice of, and to the Knowledge of PFS, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PFS or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where PFS or any of its Significant Subsidiaries do not file tax returns that PFS or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PFS DISCLOSURE SCHEDULE 5.7, PFS and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. PFS and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PFS and each of its Significant Subsidiaries, to the Knowledge of PFS, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

PFS and the PFS Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2005 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PFS and the PFS Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. PFS and each Significant Subsidiary of PFS has good and, as to real property, marketable title to all material assets and properties owned by PFS or each Significant Subsidiary of PFS in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Significant Subsidiary of PFS acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PFS and the Significant Subsidiaries of PFS, as lessee, have the right under valid and subsisting leases of real and personal properties used by PFS and the Significant Subsidiaries of PFS in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. PFS and each Significant Subsidiary of PFS currently maintain insurance considered by PFS to be reasonable for their respective operations. Neither PFS nor any Significant Subsidiary of PFS has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years PFS and each Significant Subsidiary of PFS has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies except as disclosed in PFS DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as disclosed in PFS DISCLOSURE SCHEDULE 5.10, neither PFS nor any PFS Subsidiary is a party to any, and there are no pending or, to the Knowledge of PFS, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PFS or any PFS Subsidiary, (ii) to which PFS or any PFS Subsidiary’s assets are or may be subject,

(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PFS to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of PFS, each of PFS and each PFS Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither PFS nor any PFS Subsidiary has received any written notice to the contrary.

5.11.2. Each of PFS and each PFS Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3. For the period beginning January 1, 2005, and except as set forth in PFS DISCLOSURE SCHEDULE 5.11.3, neither PFS nor any PFS Subsidiary has received any written notification or, to the Knowledge of PFS, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring or threatening to require PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither PFS nor any PFS Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to The Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. PFS DISCLOSURE SCHEDULE 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary and in which employees in general may participate (the “PFS Compensation and Benefit Plans”). Each PFS Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the PFS Compensation and Benefit Plans, if applicable, PFS has provided or made available to FMBT copies of the most recent summary plan description (or other such summary of the terms of the plan).

5.12.2. To the Knowledge of PFS and except as disclosed in PFS DISCLOSURE SCHEDULE 5.12.2, each PFS Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PFS Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS, and PFS is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PFS, threatened action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, no PFS Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each PFS Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such PFS Defined Benefit Plan as of the end of the most recent plan year with respect to the respective PFS Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such PFS Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any PFS Defined Benefit Plan within the 12-month period ending on the date hereof. Neither PFS nor any of its Subsidiaries has provided, or is required to provide, security to any PFS Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither PFS, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of PFS, there is no pending investigation or enforcement action by any Bank Regulator with respect to any PFS Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PFS or any PFS Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PFS’s consolidated financial statements to the extent required by GAAP. PFS and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of PFS, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has received any written notice from any Person that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the PFS.

5.14. Loan Portfolio.

The allowance for loan losses reflected in PFS’s audited consolidated statement of condition at December 31, 2005 was, and the allowance for loan losses shown on the balance sheets in PFS’s Securities Documents for periods ending after December 31, 2005 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Securities Documents.

PFS has made available to FMBT copies of its (i) annual report on Form 10-K for the year ended December 31, 2005, (ii) quarterly report on Form 10-Q for the quarters ended March 31 and June 30, 2006 and (iii) proxy materials used or for use in connection with its meeting of stockholders held in 2006. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16. Deposits.

None of the deposits of any PFS Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.17. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Delaware General Corporation Law applicable to PFS.

5.18. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more of PFS’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS and each PFS Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PFS or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor any PFS Subsidiary, nor to the Knowledge of PFS any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.19. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Banc of America Securities LLC by PFS and the fee payable pursuant thereto.

5.20. Trust Accounts

The Provident Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither The Provident Bank nor any other PFS Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account, except as disclosed in PFS DISCLOSURE SCHEDULE 5.20.

5.21. PFS Common Stock

The shares of PFS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.22. Intentionally Blank

5.23. Material Contracts

Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither PFS nor any PFS Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations any be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.24. Intellectual Property

PFS and each PFS Subsidiary owns or, to PFS’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in PFS DISCLOSURE SCHEDULE 5.24, and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.25 Internal Controls

5.25.1.1 PFS has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to PFS, including its consolidated Company Subsidiaries, is made known to PFS’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting PFS’s principal executive officer and principal financial officer to material information required to be included in PFS’ s periodic reports required under the Exchange Act.

5.25.1.2 PFS and PFS Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Exchange) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of PFS’s financial reporting and the preparation of Company financial statements for external purpose din accordance with GAAP. PFS has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to PFS’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect PFS’ s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. PFS has made available to FMBT a summary of any such disclosure made by management to PFS’s auditors and its audit committee.

ARTICLE VI

COVENANTS OF FMBT

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent will not be unreasonably withheld, conditioned or delayed, FMBT will, and it will cause each FMBT Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the regulatory approvals referenced in Section 8.3 or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. FMBT agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FMBT Subsidiaries not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of FMBT Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FMBT Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) other than as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on FMBT DISCLOSURE SCHEDULES 4.9.1 and 4.13.1 or as required pursuant to Section 7.8 of this Agreement, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2006, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and consistent therewith through December 31, 2006 and provided that such bonuses are consistent, as to amount and persons covered, with past practice, and (iv) First Morris Bank and Trust may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, FMBT may agree to pay employees of FMBT, who are identified by FMBT and agreed to by PFS, at a time agreed to by the parties but in no event later than 90 days from the Closing (the “Retention Period”), so long as such employee remains employed by FMBT or PFS for such Retention Period, a retention bonus in an individual amount, with the aggregate amount equal to $250,000 as to all retention bonuses, to be agreed to by the parties.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate FMBT or any FMBT Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FMBT or any FMBT Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FMBT, or any FMBT Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FMBT Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of FMBT or sell or otherwise dispose of any asset of FMBT or of any FMBT Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FMBT or of any FMBT Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I) take any action which would result in any of the representations and warranties of FMBT set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FMBT;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FMBT or any FMBT Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with FMBT’s or any FMBT Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the FMBT DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1.0 million; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within two business days of receipt by PFS of a request by FMBT to exceed such limit along with all financial or other data that PFS may reasonably request in order to evaluate such loan.

(N) except as set forth on the FMBT DISCLOSURE SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to FMBT’s existing Insider Loan Policy;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any FMBT Compensation and Benefit Plan;

(S) except as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless The Provident Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FMBT of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(Z) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, FMBT will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. FMBT will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FMBT or any FMBT Subsidiary.

6.2.2. FMBT and The Provident Bank shall meet on a regular basis to discuss and plan for the conversion of FMBT’s data processing and related electronic informational systems to those used by The Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by FMBT of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FMBT in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FMBT shall not be obligated to take any such action prior to the Effective Time and, unless FMBT otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that FMBT takes, at the request of The Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, The Provident Bank shall indemnify First Morris Bank and Trust for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by FMBT, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. FMBT shall provide PFS, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, FMBT shall provide PFS with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. FMBT shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FMBT or any FMBT Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, FMBT shall permit PFS reasonable access upon reasonable notice to its properties and those of the FMBT Subsidiaries, and shall disclose and make available to PFS during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FMBT reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PFS may have a reasonable interest; provided, however, that FMBT shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FMBT’s reasonable judgment, would interfere with the normal conduct of FMBT’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FMBT shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS shall use commercially reasonable efforts to minimize any interference with FMBT’s regular business operations during any such access to FMBT’s property, books and records. FMBT and each FMBT Subsidiary shall permit PFS, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by FMBT or any FMBT Subsidiary.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, FMBT will furnish to PFS copies of each annual, interim or special audit of the books of FMBT and the FMBT Subsidiaries made by its independent accountants and copies of all internal control reports submitted to FMBT by such accountants in connection with each annual, interim or special audit of the books of FMBT and the FMBT Subsidiaries made by such accountants.

6.4.2. Within 25 days after the end of each month, FMBT will deliver to PFS a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. FMBT will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FMBT or any of the FMBT Subsidiaries.

6.4.4. With reasonable promptness, FMBT will furnish to PFS such additional financial data that FMBT possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

FMBT shall maintain, and cause the FMBT Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, FMBT will promptly supplement or amend the FMBT DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FMBT DISCLOSURE SCHEDULE or which is necessary to correct any information in such FMBT DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such FMBT DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

FMBT shall use all commercially reasonable efforts, and shall cause each FMBT Subsidiary to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FMBT shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, FMBT agrees to use, and agrees to cause FMBT Subsidiaries to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that FMBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

From and after the date hereof until the termination of this Agreement, neither FMBT, nor any FMBT Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FMBT or any of the FMBT Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FMBT shall notify PFS orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to FMBT’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of FMBT may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of FMBT from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FMBT determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FMBT’s stockholders from a financial point of view than the Merger; (B) the Board of Directors of FMBT determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); (C) FMBT promptly notifies PFS of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FMBT or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that FMBT and PFS entered into; and (D) the FMBT Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FMBT or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FMBT and the FMBT Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FMBT or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11. Reserves and Merger-Related Costs.

On or before the Effective Time, and to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, FMBT shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FMBT to those of PFS (as such practices and methods are to be applied to FMBT from and after the Closing Date) and PFS’s plans with respect to the conduct of the business of FMBT following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FMBT, provided, however, that FMBT shall not be required to take such action unless PFS agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods). No action shall be required to be taken by FMBT pursuant to this Section 6.11 if, in the opinion of FMBT’s independent auditors, such action would contravene GAAP.

ARTICLE VII

COVENANTS OF PFS

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of FMBT, which consent will not be unreasonably withheld, conditioned or delayed, PFS will, and it will cause each PFS Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Certificate of Incorporation or Charter, except as required by law; or (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PFS or The Provident Bank.

7.2. Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, PFS will deliver to FMBT the Securities Documents filed by it with the SEC under the Securities Laws. PFS will advise FMBT promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PFS or any of the PFS Subsidiaries.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS DISCLOSURE SCHEDULE or which is necessary to correct any information in such PFS DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PFS DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

PFS and The Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, PFS agrees to use and agrees to cause The Provident Bank to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that PFS or The Provident Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FMBT.

7.7. Employee Benefits; Advisory Board.

7.7.1 In the event employee compensation and/or benefits as currently provided by FMBT are changed or terminated by PFS, in whole or in part, PFS shall provide Continuing Employees (as defined below in Section 7.7.5) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated

PFS employees (as of the date any such compensation or benefit is provided). Subject to the terms of this Section 7.7.1, its is agreed that all Continuing Employees shall become eligible to participate in any applicable PFS Compensation and Benefit Plans as soon as practicable following the Closing. All FMBT Employees who become participants in an PFS Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FMBT prior to the Effective Time, provided, however, that Continuing Employees will enter PFS’s tax-qualified employee plans on the applicable entry dates set forth in said plan documents, and provided further, that credit for prior service shall not be given under the PFS retiree health plan. This Agreement shall not be construed to limit the ability of PFS or The Provident Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.7.2 Prior to the Effective Time, FMBT shall amend the change in control agreements listed on FMBT DISCLOSURE SCHEDULE 4.13.13 to terminate each such agreement immediately prior to the Effective Time and to distribute as of the Effective Time to each executive who is a party to said agreement an amount equal to 2.0 of such person’s “base amount” as defined in the change in control agreements, except Brian Giovanazzi, who will receive 2.999 of his “base amount” as defined in Section 280G of the Code. At the time of payment of the amounts set forth above, each officer or employee receiving payment thereunder shall enter into an acknowledgment and release, satisfactory in form to PFS, acknowledging that no further payments are due under such sections and releasing FMBT, PFS and The Provident Bank and their respective officers, directors and employees from any and all claims arising thereunder.

7.7.3 In the event an FMBT employee (i) is not offered employment with PFS at a rate of compensation no less than provided by FMBT or is offered employment with PFS but is terminated by PFS (other than a termination for cause) within one year of the Effective Time or (ii) is not offered employment with PFS at a place of business within 20 miles from such person’s place of employment as of the date of this Agreement or is subsequently relocated to such place of employment (although this Section 7.7.3(ii) shall not apply if the place of business is the PFS Loan Center in Woodbridge, New Jersey), PFS shall pay, or in the event of a termination prior to or at the Effective Time, FMBT shall pay if requested by PFS, a severance benefit pursuant to the terms of The Provident Bank Severance Policy for Employees without Contracts for Reduction in Force of Job Elimination in an amount which would cause such benefits to not be considered deferred compensation under Code Section 409A; provided, however, that the persons listed on FMBT DISCLOSURE SCHEDULE 7.7.3 shall be considered “Senior Management” for purposes of such plan.

7.7.4 At the Closing, PFS and Brian Giovinazzi shall enter into the non-compete agreement attached as PFS DISCLOSURE SCHEDULE 7.7.4.

7.7.5 In the event of any termination of any FMBT health plan or consolidation of any such plan with any PFS or The Provident Bank health plan, PFS shall make available to employees of FMBT who continue employment with PFS or a PFS Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to PFS employees. Unless a Continuing Employee affirmatively terminates coverage under a FMBT health plan prior to the time that such Continuing Employee becomes eligible to participate in the PFS health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FMBT health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PFS and their dependents. In the event of a termination or consolidation of any FMBT health plan, terminated FMBT employees and qualified beneficiaries will have the right to continued coverage under group health plans of PFS in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any FMBT health plan, or consolidation of any FMBT health plan with any PFS health plan, any coverage limitation under the PFS health plan due to any pre-existing condition shall be waived by the PFS health plan to the degree that such condition was covered by the FMBT health plan and such condition would otherwise have been covered by the PFS health plan in the absence of such coverage limitation. All FMBT Employees who cease participating in an FMBT health plan and become participants in a comparable PFS health plan shall receive credit for any co-payment and deductibles paid under FMBT’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the PFS health plan, upon substantiation, in a form satisfactory to PFS that such co-payment and/or deductible has been satisfied.

7.7.6 Effective as of the Closing Date, PFS shall establish the Morris County, New Jersey Advisory Board (the “Advisory Board”). Each person who serves on the Board of Directors of FMBT (except for the director who may join the PFS Board of Directors pursuant to Section 2.5 of this Agreement) both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and each advisory board member shall receive an annual advisory board fee of $24,000. The Advisory Board shall be continued for a period of at least two years.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. PFS shall maintain, or shall cause The Provident Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by FMBT (provided, that PFS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall PFS be required to expend pursuant to this Section 7.9.1 more than 200% of the annual cost currently expended by FMBT with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, FMBT agrees in order for PFS to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.8.2. In addition to Section 7.8.1, for a period of six years after the Effective Time, PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FMBT or an FMBT Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FMBT or a FMBT Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware (to the extent not prohibited by federal law), PFS’s Certificate of Incorporation and Bylaws, and under FMBT’s Certificate of Incorporation and Bylaws. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) PFS shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption PFS shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PFS elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between PFS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and PFS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, PFS shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) PFS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of FMBT or any FMBT Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of FMBT or any FMBT Subsidiary. Such determination shall be made in accordance with the New Jersey Banking Laws.

7.8.3. In the event that either PFS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PFS shall assume the obligations set forth in this Section 7.8.

7.8.4. The obligations of PFS provided under this Section 7.8 are intended to be enforceable against PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS. PFS shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to PFS by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

PFS agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders.

FMBT will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FMBT’s reasonable judgment, necessary or desirable (the “FMBT Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the FMBT Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FMBT stockholders; and (iii) cooperate and consult with PFS with respect to each of the foregoing matters.

8.2. Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1. For the purposes (x) of registering PFS Common Stock to be offered to holders of FMBT Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the FMBT Stockholders Meeting, PFS shall draft and prepare, and FMBT shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FMBT to the FMBT stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall provide FMBT and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. PFS shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of PFS and FMBT shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FMBT shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FMBT shall furnish all information concerning FMBT and the holders of FMBT Common Stock as may be reasonably requested in connection with any such action.

8.2.2. PFS shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. PFS will advise FMBT promptly after PFS receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of PFS Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and PFS will provide FMBT with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FMBT may reasonably request.

8.2.3. FMBT and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FMBT shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and FMBT shall mail a Proxy Statement-Prospectus to FMBT’s stockholders.

8.3. Regulatory Approvals.

Each of FMBT and PFS will cooperate with the other and use all reasonable efforts to promptly prepare and, within 60 days after the date hereof or as soon thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and the Department and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. FMBT and PFS will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FMBT or PFS to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. FMBT shall have the right to review and approve in advance all characterizations of the information relating to FMBT and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, FMBT and PFS shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4. Affiliates.

8.4.1. FMBT shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of FMBT to deliver to PFS, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the FMBT Stockholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of PFS Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of FMBT.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of PFS, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of FMBT and PFS or otherwise materially impair the value of FMBT to PFS.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.1.6. Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, PFS shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to PFS, and FMBT shall have received an opinion of Thacher Proffitt & Wood LLP, reasonably acceptable in form and substance to FMBT, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of PFS and FMBT and their respective Subsidiaries.

9.2. Conditions to the Obligations of PFS under this Agreement.

The obligations of PFS under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of FMBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and FMBT shall have delivered to PFS a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FMBT as of the Effective Time.

9.2.2. Agreements and Covenants. FMBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of FMBT by the Chief Executive Officer and Chief Financial Officer of FMBT to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. FMBT and the FMBT Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of FMBT Common Stock shall have served a written notice of dissent from this Agreement to FMBT under New Jersey Banking Laws.

FMBT will furnish PFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as PFS may reasonably request.

9.3. Conditions to the Obligations of FMBT under this Agreement.

The obligations of FMBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of PFS set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and PFS shall have delivered to FMBT a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of PFS as of the Effective Time.

9.3.2. Agreements and Covenants. PFS shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FMBT shall have received a certificate signed on behalf of PFS by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of PFS to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. PFS and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on PFS and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide FMBT with a certificate evidencing such delivery.

PFS will furnish FMBT with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as FMBT may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which PFS and FMBT mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and FMBT the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, PFS shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FMBT:

11.1.1. At any time by the mutual written agreement of PFS and FMBT;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FMBT) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FMBT) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and FMBT; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of FMBT shall have voted at the FMBT Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of PFS if FMBT has received a Superior Proposal and the Board of Directors of FMBT has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to PFS.

11.1.9. By the Board of Directors of FMBT if FMBT has received a Superior Proposal and the Board of Directors of FMBT has made a determination to accept such Superior Proposal; provided that FMBT shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following PFS’s receipt of written notice advising PFS that FMBT has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether FMBT intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, FMBT shall provide a reasonable opportunity to PFS during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable FMBT to proceed with the Merger on such adjusted terms.

11.1.10 By FMBT, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five business-day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) The PFS Market Value on the Determination Date is less than $15.37, adjusted as indicated on the last sentence of this Section 11.1.10; and

(ii) the number obtained by dividing the PFS Market Value on the Determination Date by the Initial PFS Market Value (“PFS Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.175;

subject, however, to the following three sentences. If FMBT elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to PFS. During the five business day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of FMBT Common Stock who elect to receive PFS Common Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial PFS Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.175, and the denominator of which is equal to PFS Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial PFS Market Value by the PFS Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .825. If PFS so elects, it shall give, within such five business-day period, written notice to FMBT of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the relevant companies; or (iv) an agreement or commitment by the relevant companies to take any action referenced above.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in a transaction with a value exceeding 25% of the acquiror’s market capitalization based on the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Index Group and Initial Index Price
Ticker	Company	Shares Outstanding (‘000)	Share Weighting	Closing Price	Weighted by Shares Outstanding
FNFG	First Niagara Financial Group, Inc.	110,529	12.96%	$14.62	$1.90
NAL	NewAlliance Bancshares, Inc.	109,719	12.87	15.52	2.00
WFSL	Washington Federal, Inc.	87,258	10.23	23.25	2.38
TRST	TrustCo Bank Corp NY	75,024	8.80	11.14	0.98
BKMU	Bank Mutual Corporation	60,138	7.05	12.56	0.89
BBX	BankAtlantic Bancorp, Inc.	56,473	6.62	13.60	0.90
PRTR	Partners Trust Financial Group, Inc.	44,975	5.28	11.02	0.58
PBNY	Provident New York Bancorp	42,625	5.00	14.30	0.71
DCOM	Dime Community Bancshares, Inc.	36,712	4.31	14.80	0.64
UCFC	United Community Financial Corp.	30,950	3.63	12.96	0.47
KNBT	KNBT Bancorp, Inc.	27,725	3.25	16.91	0.55
PFB	PFF Bancorp, Inc.	24,547	2.88	34.20	0.98
FBTX	Franklin Bank Corp.	23,424	2.75	21.70	0.60
ABCW	Anchor BanCorp Wisconsin Inc.	21,929	2.57	29.28	0.75
FFIC	Flushing Financial Corporation	21,111	2.48	18.03	0.45
TONE	TierOne Corporation	18,150	2.13	33.66	0.72
FPFC	First Place Financial Corp.	17,463	2.05	24.47	0.50
PFSB	PennFed Financial Services, Inc.	12,849	1.51	18.08	0.27
OCFC	OceanFirst Financial Corp.	12,318	1.44	22.26	0.32
FFCH	First Financial Holdings, Inc.	12,000	1.41	35.02	0.49
WSFS	WSFS Financial Corporation	6,652	0.78	62.35	0.49

		Weighted Index Share Price:			$17.56

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

“Initial PFS Market Value” means the average of the daily closing sales prices of a share of PFS Common Stock, as reported on the NYSE, for the twenty consecutive trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.

“PFS Market Value” shall be the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the twenty consecutive trading days immediately preceding the Determination Date.

If PFS or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of PFS’s willingness, and in order to induce PFS to enter into this Agreement, and to reimburse PFS for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FMBT hereby agrees to pay PFS, and PFS shall be entitled to payment of, a fee of $4.0 million (the “Fee”), within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) FMBT terminates this Agreement pursuant to Section 11.1.9 or PFS terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by FMBT relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FMBT within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by PFS pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by FMBT or any FMBT Subsidiary; or (ii) the failure of the stockholders of FMBT to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then PFS will not have any other rights or claims against FMBT or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS against FMBT and its Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FMBT), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FMBT, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to FMBT’s stockholders pursuant to this Agreement. ThisAgreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS and FMBT mutually agree to be bound by the terms of the confidentiality agreement dated July 14, 2006 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

FMBT and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FMBT nor PFS shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.7, 2.9, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 7.9, 7.10, 12.1 and 12.11.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to FMBT, to:	Brian Giovinazzi President and Chief Executive Officer First Morris Bank and Trust 250 Madison Avenue Morristown, New Jersey 07962 Fax: (973) 267-2879

With required copies to:	Matthew Dyckman, Esq. Thacher Profitt & Wood LLP 1700 Pennsylvania Avenue, NW Suite 800 Washington, DC 20006 Fax: (202) 626-1930

If to PFS, to:	Paul M. Pantozzi Chairman of the Board and Chief Executive Officer Provident Financial Services, Inc. 830 Bergen Avenue Jersey City, New Jersey 07306 Fax: (866) 353-3167

With required copies to:

John F. Kuntz, Esq.

General Counsel

Provident Financial Services, Inc.

830 Bergen Avenue

Jersey City, New Jersey 07306

Fax: (866) 353-3204

and

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.8 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of

“Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, PFS and FMBT have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: October 15, 2006	By:	/s/Paul M. Pantozzi
	Name:	Paul M. Pantozzi
	Title:	Chairman and Chief Executive Officer

First Morris Bank and Trust

Dated: October 15, 2006	By:	/s/Brian Giovinazzi
	Name:	Brian Giovinazzi
	Title:	President and Chief Executive Officer